Exhibit 99.3
UNITED STATES DISTRICT COURT
DISTRICT OF COLUMBIA

)
UNITED STATES OF AMERICA	)
U.S. Department of Justice	)
Antitrust Division	)
325 7th Street, NW	)
Suite 500)
Washington, DC 20530)
)
Plaintiff,	)
	)	Case No.:
v.	)
	)	Judge:
EXELON CORPORATION	)
10 South Dearborn Street	)	Deck Type:
Chicago, IL 60603)
	)	Filed:
and	)
)
PUBLIC SERVICE ENTERPRISE	)
GROUP INCORPORATED	)
880 Park Plaza	)
P.O. Box 1171)
Newark, NJ 07101-1171)
)
Defendants.	)
)

COMPLAINT
     The United States of America, acting under the direction of the Attorney General of the United States, brings this civil action to enjoin the merger of Exelon Corporation (“Exelon”) and Public Service Enterprise Group Incorporated (“PSEG”) and alleges as follows:

     1. On December 20, 2004, Exelon entered into an agreement to merge with PSEG. The transaction would create one of the largest electricity companies in the United States with total assets of $79 billion and annual revenues of $27 billion.
     2. Exelon and PSEG compete to sell wholesale electricity throughout the Mid-Atlantic and in Illinois, North Carolina, West Virginia, and Ohio.
     3. Exelon and PSEG are the two largest electricity firms in the area encompassing central and eastern Pennsylvania, New Jersey, Delaware, the District of Columbia, and parts of Maryland and Virginia. Together, they would account for more than 35 percent of the electric generating capacity in this area and would have wholesale electricity revenues of approximately $4 billion.
     4. In the eastern portion of this area, which includes the densely populated northern New Jersey and Philadelphia areas, Exelon and PSEG together would account for more than 45 percent of the electric generating capacity in this area and would have wholesale electricity revenues of approximately $3 billion.
     5. Exelon’s merger with PSEG would eliminate competition between them and give the merged firm the incentive and the ability to raise wholesale electricity prices, resulting in increased retail electricity prices for millions of residential, commercial, and industrial customers in these areas.
     6. Accordingly, the merger would substantially lessen competition in violation of Section 7 of the Clayton Act, 15 U.S.C. § 18.

I. JURISDICTION AND VENUE
     7. This action is filed by the United States under Section 15 of the Clayton Act, as amended, 15 U.S.C. § 25, to prevent and restrain Defendants from violating Section 7 of the Clayton Act, 15 U.S.C. § 18.
     8. Exelon and PSEG are engaged in interstate commerce and in activities substantially affecting interstate commerce. The Court has jurisdiction over this action and the parties pursuant to Sections 15 and 16 of the Clayton Act, 15 U.S.C. §§ 25, 26; and 28 U.S.C. §§ 1331, 1337.
     9. Exelon and PSEG transact business and are found in the District of Columbia. Venue is proper under Section 12 of the Clayton Act, 15 U.S.C. § 22; and 28 U.S.C. § 1391(c).
II. THE DEFENDANTS AND THE TRANSACTION
     10. Defendant Exelon is a Pennsylvania corporation, with its headquarters in Chicago, Illinois. Exelon owns Exelon Generation Company, LLC, which owns electric generating plants located primarily in the Mid-Atlantic and the Midwest with a total generating capacity of more than 25,000 megawatts (“MW”). Exelon also owns two electricity retailers that buy wholesale electricity and resell it to consumers: PECO Energy Company, a gas and electric utility that serves customers in the Philadelphia area; and Commonwealth Edison Company, an electric utility that serves customers in northern Illinois.

     11. Defendant PSEG is a New Jersey corporation, with its headquarters in Newark, New Jersey. PSEG owns PSEG Power LLC, which owns electric generating plants located primarily in New Jersey with a total generating capacity of more than 15,000 MW. PSEG also owns a gas and electric utility, Public Service Electric and Gas Company, that serves customers in New Jersey.
     12. Following Exelon’s merger with PSEG, the combined company would be known as Exelon Electric & Gas, with corporate headquarters in Chicago.
III. TRADE AND COMMERCE
A. Background
     13. Electricity supplied to retail customers is generated at electric generating plants, which consist of one or more generating units. An individual generating unit uses any one of several types of generating technologies (including hydroelectric turbine, steam turbine, combustion turbine, or combined cycle) to transform the energy in fuels or the force of flowing water into electricity. The fuels used by a generating unit include uranium, coal, oil, or natural gas.
     14. Generating units vary considerably in their operating costs, which are determined primarily by the cost of fuel and the efficiency of the technology in transforming the energy in fuel into electricity. “Baseload” units — which typically include nuclear and some coal-fired steam turbine units — have relatively low operating costs. “Peaking” units — which typically include oil- and gas-fired combustion turbine units — have relatively high operating costs. “Mid-merit” units — which typically include combined-cycle and some coal-fired steam turbine units — have costs lower than those of peaking units but higher than those of baseload units.
     15. Once electricity is generated at a plant, an extensive set of interconnected high-voltage lines and equipment, known as the transmission grid, transports the electricity to lower voltage distribution lines that relay the power to homes and businesses. Transmission grid operators must closely monitor the grid to prevent too little or too much electricity from flowing over the grid, either of which might damage lines or generating units connected to the grid. To prevent such damage and to prevent widespread blackouts from disrupting electricity service, a grid operator will manage the grid to prevent any more electricity from flowing over a transmission line as that line approaches its operating limit (a “transmission constraint”).
     16. In the Mid-Atlantic, the transmission grid is overseen by PJM Interconnection, LLC (“PJM”), a private, non-profit organization whose members include transmission line owners, generation owners, distribution companies, retail customers, and wholesale and retail electricity suppliers. The transmission grid administered by PJM is the largest in the United States, providing electricity to approximately 51 million people in an area encompassing New Jersey, Pennsylvania, Delaware, Maryland, Virginia, West Virginia, the District of Columbia, and parts of North Carolina, Kentucky, Ohio, Indiana, Michigan, Tennessee, and Illinois (the “PJM control area”).

     17. PJM oversees two auctions for the sale and purchase of wholesale electricity: a day-ahead auction that clears the day before the electricity is required, and a real-time auction that clears the day the electricity is required. Generation owners located in the PJM control area sell through these auctions to electricity retailers that provide retail electric service in the PJM control area. Buyers and sellers of wholesale electricity may also enter into contracts for the sale and purchase of electricity with each other, or third parties, outside of the PJM auction process; prices for these bilateral contracts generally reflect expected auction prices.
     18. In the day-ahead auction, each buyer typically submits to PJM the amount of electricity the buyer expects to need each hour of the next day. Then PJM adds up the amount of electricity buyers will need to determine how much electricity will be demanded each hour. Each seller submits to PJM an offer to sell electricity indicating the amount of electricity it is willing to sell the next day and the price at which it is willing to sell. Then PJM sorts the offers to sell from lowest to highest offer price to determine how much electricity will be supplied at any given price.
     19. Subject to the physical and engineering limitations of the transmission grid, PJM seeks to have generating units operated in “merit” order, from lowest to highest offer. In the day-ahead auction, as long as transmission constraints are not expected, PJM takes the least expensive offer first and then continues to accept offers to sell at progressively higher prices until the needs for each hour the next day are covered. In this way, PJM minimizes the total cost of generating electricity required for the next day. The clearing price for any given hour essentially is determined by the generating unit with the highest offer price that is needed for that hour, and all sellers for that hour receive that price regardless of their offer price or their units’ costs. In the real-time auction, which accounts for differences between anticipated and actual supply and demand, PJM accepts sellers’ offers in merit order, subject to the physical and engineering limitations of the transmission grid, until there is a sufficient quantity of electricity to meet actual demand.
     20. At times, transmission constraints prevent the generating units with the lowest offers from meeting demand in a particular area within the PJM control area. When that happens, PJM often calls on more expensive units located within the smaller area bounded by the transmission constraints (a “constrained area”), and the clearing price for the buyers in that area adjusts accordingly. Because more expensive units are required to meet demand, the clearing price in a constrained area will be higher than it would be absent the transmission constraints.
     21. PJM East. One historically constrained area within the PJM control area includes the densely populated northern New Jersey and Philadelphia areas. This area (“PJM East”) is defined by the “Eastern Interface,” a set of five major transmission lines that divides New Jersey and the Philadelphia area from the rest of the PJM control area. When the Eastern Interface is constrained, PJM is limited in its ability to supply demand located east of the constraint with electricity from generating units located west of the constraint. PJM often responds to constraints on the Eastern Interface by calling on additional generating units east of the constraint to run, generally resulting in higher prices in PJM East because the cost of additional generation east of the constraint is higher than the cost of additional generation west of the constraint.
     22. In PJM East during 2005, more than $10 billion of wholesale electricity was sold for resale to nearly 6 million retail customers.
     23. PJM Central/East. A second constrained area in PJM includes PJM East and central Pennsylvania. This area is defined by two major transmission lines known as “5004” and “5005” that run from western to central Pennsylvania and divide the area east of the lines (“PJM Central/East”) from the rest of PJM. When the 5004 and 5005 transmission lines are constrained, PJM is limited in its ability to supply demand located east of the constraint with electricity from generating units located west of the constraint. PJM often responds to constraints on the 5004 and 5005 lines by calling on additional generating units east of the constraint to run, generally resulting in higher prices in PJM Central/East because the cost of additional generation east of the constraint is higher than the cost of additional generation west of the constraint.
     24. In PJM Central/East during 2005, more than $19 billion of wholesale electricity was sold for resale to nearly 9 million retail customers.
B. Relevant Product Market
     25. Wholesale electricity is a relevant product market and a line of commerce within the meaning of Section 7 of the Clayton Act. In the event of a small but significant increase in the price of wholesale electricity, insufficient purchasers would switch away to make that increase unprofitable.
C. Relevant Geographic Markets
     26. When the Eastern Interface is constrained, purchasers of wholesale electricity for use in PJM East have limited ability to turn to generation outside of PJM East. At such times, the amount of electricity that could be purchased outside PJM East is insufficient to make it unprofitable for generators located inside PJM East to seek a small but significant price increase.
     27. PJM East is a relevant geographic market and a section of the country within the meaning of Section 7 of the Clayton Act.
     28. When the 5004 and 5005 transmission lines are constrained, purchasers of wholesale electricity in PJM Central/East have limited ability to turn to generation outside of PJM Central/East. At such times, the amount of electricity that could be purchased outside PJM Central/East is insufficient to make it unprofitable for generators located inside PJM Central/East to seek a small but significant price increase.
     29. PJM Central/East is a relevant geographic market and a section of the country within the meaning of Section 7 of the Clayton Act.

IV. ANTICOMPETITIVE EFFECTS
A. Market Shares and Concentration
     30. Exelon owns approximately 20 percent of the generating capacity in PJM East. PSEG owns approximately 29 percent of the generating capacity in PJM East. After the merger, Exelon would own approximately 49 percent of the total generating capacity in PJM East.
     31. Using a measure of market concentration called the Herfindahl-Hirschman Index (“HHI”), explained in Appendix A, Exelon’s merger with PSEG would yield a post-merger HHI in PJM East of more than 2,700, representing an increase of more than 1,100.
     32. Exelon owns approximately 19 percent of the generating capacity in PJM Central/East. PSEG owns approximately 21 percent of the generating capacity in PJM Central/East. After the merger, Exelon would own approximately 40 percent of the total generating capacity in PJM Central/East.
     33. Exelon’s merger with PSEG would yield a post-merger HHI in PJM Central/East of approximately 2,100, representing an increase of approximately 800.
B. Effect of Transaction
     34. In addition to owning a significant share of overall generating capacity in PJM East and PJM Central/East, the merged firm will own generating units with a wide range of operating costs, including low-cost baseload units that provide the incentive to exercise market power, mid-merit units that provide the ability and incentive to exercise market power, and certain peaking units that provide additional ability to exercise market power in times of high demand. The combination of Exelon’s and PSEG’s generating units would significantly enhance Exelon’s ability and incentive to reduce output and raise prices in PJM East and PJM Central/East.
     35. The merger would enhance Exelon’s ability to reduce output and raise price in PJM East and PJM Central/East by increasing its share of mid-merit and peaking capacity in those markets. With a greater share of mid-merit and peaking capacity, Exelon would more often be able to reduce output and raise clearing prices at relatively low cost to it by withholding capacity. Exelon could withhold capacity in several ways. For example, it could submit high offers in the PJM auctions for some of the capacity from its mid-merit units such that they are not all called on to produce electricity. By reducing its output, Exelon could force PJM to turn to more expensive units to meet demand, resulting in higher clearing prices in PJM East and PJM Central/East.
     36. The merger would enhance Exelon’s incentive to reduce output and raise price in PJM East and PJM Central/East by increasing the amount of baseload and mid-merit capacity it owns in these markets. With a greater amount of baseload and mid-merit capacity, Exelon would more often find it profitable to reduce output and raise market-clearing prices by withholding capacity. For example, as clearing prices increase due to its withholding certain of its mid-merit capacity, Exelon would earn those higher prices on its expanded post-merger baseload capacity, which almost always runs, making it more likely that the benefit of increased revenues on its baseload capacity would outweigh the cost of withholding mid-merit capacity.

     37. Increasing Exelon’s incentive and ability to profitably withhold output makes it likely that Exelon will exercise market power after its merger with PSEG, resulting in significant harm to competition and increased prices. Thus, the effect of the merger may be substantially to lessen competition in violation of Section 7 of the Clayton Act.
V. ENTRY
     38. Entry into the wholesale electricity market through the addition of new generating capacity in PJM East or PJM Central/East or the addition of new transmission capacity that would relieve the constraints that limit the flow of electricity into PJM East or PJM Central/East would take many years, especially considering the necessary environmental, safety, and zoning approvals.
     39. Entry into the PJM East or PJM Central/East wholesale electricity market would not be timely, likely, and sufficient in its magnitude, character, and scope to deter or counteract an anticompetitive price increase.
VI. VIOLATION ALLEGED
     40. The effect of Exelon’s proposed merger with PSEG, if it were consummated, may be substantially to lessen competition for wholesale electricity in PJM East and PJM Central/East in violation of Section 7 of the Clayton Act, 15 U.S.C. § 18. Unless restrained, the transaction would likely have the following effects, among others:

a.	competition in the market for wholesale electricity in PJM East would be substantially lessened;

b.	prices for wholesale electricity in PJM East would increase;

c.	competition in the market for wholesale electricity in PJM Central/East would be substantially lessened; and

d.	prices for wholesale electricity in PJM Central/East would increase.
VII. REQUEST FOR RELIEF
     The United States requests:
     41. that Exelon’s proposed merger with PSEG be adjudged a violation of Section 7 of the Clayton Act, 15 U.S.C. § 18;
     42. that Defendants be permanently enjoined and restrained from carrying out the Agreement and Plan of Merger dated December 20, 2004, or from entering into or carrying out any agreement, understanding, or plan by which Exelon would merge with or acquire PSEG, its capital stock or any of its assets;
     43. that the United States be awarded the costs of this action; and

     44. that the United States have such other relief as the Court may deem just and proper.
DATED: June           , 2006

Respectfully submitted,

FOR PLAINTIFF UNITED STATES:

Thomas O. Barnett	Mark J. Niefer (DC Bar #470370)
Assistant Attorney General
Jade Alice Eaton (DC Bar #939629)
Tracy Lynn Fisher (MN Bar #315837)
J. Bruce McDonald	Jennifer L. Cihon (OH Bar #0068404)
Deputy Assistant Attorney General	J. Richard Doidge (MA Bar #600158)
Angela L. Hughes (DC Bar #303420)
J. Chandra Mazumdar (WI Bar #1030967)
James A. Ryan
Dorothy B. Fountain	John M. Snyder (DC Bar #456921)
Deputy Director of Operations	Stephanie Toussaint (TX Bar #24045253)
Janet Urban
David S. Zlotlow (CA Bar #235340)

Donna N. Kooperstein	Trial Attorneys
Chief	U.S. Department of Justice
Transportation, Energy &	Antitrust Division
Agriculture Section	Transportation, Energy &
Agriculture Section
325 7th Street, NW,
Suite 500
Washington, DC 20004
William H. Stallings	Telephone: (202) 307-6318
Assistant Chief	Facsimile: (202) 307-2784
Transportation, Energy &
Agriculture Section

APPENDIX A
DEFINITION OF HHI
     The term “HHI” means the Herfindahl-Hirschman Index, a commonly accepted measure of market concentration. The HHI is calculated by squaring the market share of each firm competing in the market and then summing the resulting numbers. For example, for a market consisting of four firms with shares of 30, 30, 20, and 20 percent, the HHI is 2,600 (302 + 302 +202 + 202 = 2,600). The HHI takes into account the relative size and distribution of the firms in a market. It approaches zero when a market is occupied by a large number of firms of relatively equal size and reaches its maximum of 10,000 when a market is controlled by a single firm. The HHI increases both as the number of firms in the market decreases and as the disparity in size between those firms increases.
     Markets in which the HHI is between 1,000 and 1,800 are considered to be moderately concentrated, and markets in which the HHI is in excess of 1,800 points are considered to be highly concentrated. See Horizontal Merger Guidelines ¶ 1.51 (revised Apr. 8, 1997). Transactions that increase the HHI by more than 100 points in highly concentrated markets presumptively raise significant antitrust concerns under the Department of Justice and Federal Trade Commission. See id.

CERTIFICATE OF SERVICE
     I hereby certify that on June 22, 2006, I caused a copy of the foregoing Complaint, proposed Final Judgment, Hold Separate Stipulation and Order, and Plaintiff United States’ Explanation of Procedures for Entry of the Final Judgment to be served on counsel for defendants in this matter in the manner set forth below:
     By electronic mail and hand delivery:
Counsel for Defendant Exelon Corporation
John M. Nannes (DC Bar #195966)
John H. Lyons (DC Bar #453191)
Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, NW
Washington, DC 20005
Telephone: (202) 371-7500
Facsimile: (202) 661-9191
Counsel for Defendant Public Service Enterprise Group Incorporated
Douglas G. Green (DC Bar #183343)
Steptoe & Johnson LLP
1330 Connecticut Avenue, NW
Washington, DC 20036
Telephone: (202) 429-3000
Facsimile: (202) 429-3902

Mark J. Niefer (DC Bar #470370)
Department of Justice
Antitrust Division
325 Seventh Street, NW
Suite 500
Washington, DC 20530
Telephone: (202) 307-6318
Facsimile: (202) 307-2784

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